FOR IMMEDIATE RELEASE

CHARMING SHOPPES UPDATES
EARNINGS OUTLOOK FOR THE THIRD QUARTER;
PROVIDES OUTLOOK FOR FOURTH QUARTER

Bensalem, PA, October 10, 2008 – Charming Shoppes, Inc. (NASDAQ: CHRS) a leading multi-brand, multi-channel specialty apparel retailer specializing in women's plus-size apparel, today provided an updated outlook for the third quarter ending November 1, 2008 and an outlook for the fourth quarter ending January 31, 2009.

Alan Rosskamm, Interim Chief Executive Officer and Chairman of the Board of Charming Shoppes, Inc. commented on the Company’s announcement. “We are today announcing a material revision to our sales and earnings outlook for the balance of this fiscal year, as a result of a series of decisive actions we are taking in response to the increasingly challenging environment in which we are currently operating.  Third quarter-to-date, we are experiencing sales performance which is considerably lower than planned.  These difficult trends worsened in September, with accelerating weakness in consumer demand during this deteriorating economy.

“Given this environment, we are taking very strong actions with regard to our inventory position, particularly at our Fashion Bug brand.  Last month, we announced that Jay Levitt joined Charming Shoppes as the President of our Fashion Bug brand.  Following Jay’s assessment of the current sales trends of Fall merchandise at Fashion Bug, we have decided to accelerate our markdowns of in-season Fall product in order to increase the sell-through of Fall merchandise and meet our fiscal year end inventory plans.  To a lesser extent, we have also accelerated price reductions at our Lane Bryant and Catherines brands.  By taking these actions at this time, we expect to have a clean inventory position at year end, which will positively impact our ability to improve upon our performance during fiscal year 2010.

“These actions, together with decisions we made earlier this year to reduce both corporate and capital expenditures and to sell our non-core misses apparel catalogs, will enable us to maintain our cash balances and sustain our strong balance sheet.  Currently, we are in a cash positive position and have not drawn upon our fully committed revolving credit facility.   Further, we expect to end the fiscal year with cash balances of approximately $70 million and no borrowings under our committed revolving credit facility.  Notwithstanding the current strength of our balance sheet, we are executing on additional initiatives, including decreases in our Spring inventory levels and further reductions in our capital and operating expenditures, which are designed to preserve cash and maintain a strong balance sheet through fiscal year 2010.”

Outlook for the Third Fiscal Quarter ending November 1, 2008 and Fourth Fiscal Quarter ending January 31, 2009
The Company’s outlook excludes the operating results of the non-core misses apparel catalog titles within the Company’s Direct-to-Consumer segment, which were classified as a “discontinued operation” and which were sold during the Company’s current fiscal quarter.

For the three month period ending November 1, 2008, the Company has updated its projection for a diluted loss per share from continuing operations in the range of $(0.35) to $(0.37), compared to diluted loss per share from continuing operations of $(0.01) for the corresponding period ended November 3, 2007.  The Company's projection for the third quarter assumes net sales from continuing operations in the range of $535 to $545 million, compared to net sales from continuing operations of $599.7 million for the period ended November 3, 2007.  The Company's projection assumes a continuation of current selling trends, resulting in decreases in consolidated comparable store sales in the low double digits for the Company's Retail Stores segment, compared to an 8% decrease in consolidated comparable store sales in the prior year.  Previously, the Company had projected a diluted loss per share from continuing operations in the range of $(0.09) to $(0.11).

For the three month period ending January 31, 2009, the Company anticipates a comparable to slightly greater diluted loss per share from continuing operations, as compared to the corresponding period ended February 2, 2008.  This projection assumes a continuation of current sales trends, resulting in decreases in consolidated comparable store sales in the low double digits for the Company's Retail Stores segment, compared to a 9% decrease in consolidated comparable store sales in the corresponding period of the prior year.  The Company had previously anticipated narrowing its diluted loss per share from continuing operations for the fourth quarter ending January 31, 2009, as compared to the corresponding period ended February 2, 2008

Rosskamm summarized, “The decisive actions we have announced today with respect to our Fall inventories are consistent with other initiatives we have announced over the last several months in order to improve our performance.  It has been our strategy to return the Company’s focus and energies to our core brands – Lane Bryant, Fashion Bug and Catherines.

“We have hired Brian Woolf as President of Lane Bryant in July, and Jay Levitt as President of Fashion Bug in September.  We completed the sale of our non-core misses catalog titles to Orchard Brands.  We also announced an agreement for the sale of the misses apparel catalog credit card receivables to Alliance Data Systems Corporation, with an expected closing prior to the Company’s January 31, 2009 fiscal year end.  Finally, we are actively exploring the sale of our Figi’s Gifts in Good Taste catalog business.

“Although we have completed many of the cost reduction initiatives we announced earlier in the year, we are aggressively pursuing additional cost savings opportunities.  Collectively, the actions we are undertaking will position us to improve future operating performance, and more importantly, preserve cash and maintain a strong balance sheet through this challenging environment.”

Charming Shoppes, Inc. will host its third quarter earnings conference call on Tuesday, November 25, 2008, at 9:15 am ET.

At August 2, 2008, Charming Shoppes, Inc. operated 2,359 retail stores in 48 states under the names LANE BRYANT®, FASHION BUG®, FASHION BUG PLUS®, CATHERINES PLUS SIZES®, LANE BRYANT OUTLET®, and PETITE SOPHISTICATE OUTLET®.  Additionally, the Company operates the following direct-to-consumer titles:  Lane Bryant WomanTM, Figi's®, and shoetrader.com.  Please visit www.charmingshoppes.com for additional information about Charming Shoppes, Inc.

Safe Harbor Statement
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning appointments of executives, the Company's operations, performance, and financial condition. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated.  Such risks and uncertainties may include, but are not limited to:  the failure to sell the misses apparel catalog credit card receivables to Alliance Data Systems, the failure to sell Figi's, the failure to find a suitable permanent replacement for the Company's former Chief Executive Officer within a reasonable time period, the failure to consummate our identified strategic solution for our other non-core assets, the failure to effectively implement our planned consolidation, cost and capital budget reduction plans, the failure to implement the Company's business plan for increased profitability and growth in the Company's retail stores and direct-to-consumer segments, the failure to effectively implement the Company's plans for consolidation of the Catherines Plus Sizes brand, a new organizational structure and enhancements in the Company's merchandise and marketing, the failure to generate a positive response to the Company's new Lane Bryant catalog and the Lane Bryant credit card program, the failure to successfully implement the Company's expansion of Cacique through new store formats, the failure to achieve improvement in the Company's competitive position, adverse changes in costs vital to catalog operations, such as postage, paper and acquisition of prospects, declining response rates to catalog offerings, the failure to maintain efficient and uninterrupted order- taking and fulfillment in our direct-to-consumer business, changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, escalation of energy costs, a weakness in overall consumer demand, the failure to find suitable store locations, increases in wage rates, the ability to hire and train associates, trade and security restrictions and political or financial instability in countries where goods are manufactured, the interruption of merchandise flow from the Company's centralized distribution facilities, competitive pressures, and the adverse effects of natural disasters, war, acts of terrorism or threats of either, or other armed conflict, on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2008, the Company’s Quarterly Reports on Form 10-Q and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:	Gayle M. Coolick
Vice President, Investor Relations
215-638-6955